EXHIBIT 4.3

                             FIRST AMENDMENT TO THE

                     T.T.I. TEAM TELECOM INTERNATIONAL LTD.

                         2004 EMPLOYEE SHARE OPTION PLAN

     T.T.I. Team Telecom International Ltd., a company organized under the laws of the State of Israel (the "COMPANY"), originally adopted the TTI Team Telecom International Ltd. 2004 Employee Share Option Plan (as amended from time to time, the "PLAN") effective as of December 29, 2004. Section 13.2 of the Plan allows the Board of Directors of the Company to amend the Plan in certain respects at any time or from time to time, subject to the approval of the Shareholders of the Company if such is required by applicable law or regulations.

     In order to amend the Plan in certain respects, an amendment to the Plan has been adopted by a resolution of the Board of Directors of the Company on June 20, 2006, and was approved by the shareholders of the Company on August 10, 2006, effective as of such date. This First Amendment to the Plan, together with the Plan, constitutes the entire Plan as amended to date.

     1. Effective as of August 10, 2006, the first sentence of Section 6 of the Plan is hereby amended in its entirety to read as follows:

     "6. RESERVED SHARES. The total number of Shares that may be subject to Options granted under this Plan shall not exceed 1,500,000 in the aggregate, subject to adjustments as provided in Section 11 hereof."

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Executed on August 10, 2006

T.T.I. TEAM TELECOM INTERNATIONAL LTD.

By:

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Title: Meir Lipshes, CEO and Israel Ofer, CFO